Exhibit 16.1

July 5, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 2, 2018, of Nicholas Financial, Inc. and are in agreement with the statements concerning our Firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia